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                                                                     EXHIBIT 3.1



                                   (FORM OF)
                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              ZAP.COM CORPORATION


The undersigned certifies:

1. That Avram Glazer is the President of ZAP.COM.Corporation, a Nevada corporation (the "Corporation") and Gordon E. Forth is the Secretary of the Corporation.

2. That the Board of Directors of ZAP.COM Corporation by unanimous written consent as of October 20, 1999, resolved (the "Board Resolutions") to amend and restate the Corporation's Articles of Incorporation, pursuant to Section 78.403 of the Nevada Revised Statutes.

3. That the Corporation's sole stockholder, by written consent as of October 20, 1999 in lieu of a meeting, resolved to amend and restate the Corporation's Articles of Incorporation, pursuant to Section 78.403 of the NGCL.

4. That pursuant to the Board Resolutions the Corporation's Articles of Incorporation are hereby deemed to be amended to provide that the 1,000 shares of the Corporation's common stock (all of the issued and outstanding shares of common stock of the Corporation) now owned by Zapata Corporation, a Nevada corporation, shall be split on a 49,450-for-one stock bases so that they become 49,450,000 shares of the Corporation's common stock.

5. That as a result of the adoption of such resolutions, the Corporation's Articles of Incorporation, as amended to date, have been amended and restated to read in their entirety as follows:

     Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, ZAP.COM CORPORATION hereby adopts the following Restated Articles of Incorporation.

                                   ARTICLE I

                                      NAME

            The name of the corporation shall be ZAP.COM Corporation

                                   ARTICLE II
                                 RESIDENT AGENT

     The name and address of the Corporation's initial resident agent is John.
P. Fowler, Marshall Hill Cassas & de Lipkau, 333 Holcomb Avenue, Suite 300, Reno, Nevada 89502. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

                                  ARTICLE III
                                    PURPOSE

     The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE IV
                                     STOCK
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     The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE X

                    AMENDMENT OF CERTAIN ARTICLES AND BYLAWS

     Notwithstanding any other provision of these Restated Articles, an amendment thereto, a resolution of the Board of Directors or a Certificate of Designation of the rights, powers, limitations, preferences, restrictions and relative rights of any class or series of stock filed with the Nevada Secretary of State, or the By-Laws of this Corporation in effect from time to time, the affirmative vote of holders of two-thirds of the voting power of the capital stock shall be required to amend, alter, change or repeal Article V, Article VII or Article XI of these Restated Articles and amend, alter, change or repeal any By-Law relating to the following subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Corporation's directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the directors nor the stockholders shall promulgate By-Laws inconsistent with these Restated Articles and any and all such inconsistent By-Laws shall be null and void.

     The undersigned, Avram Glazer, President of the Corporation, and Gordon E. Forth, Secretary of the Corporation, do hereby swear and affirm that the Restated Articles of Incorporation as contained herein are true and correct as adopted by a majority of shareholders on the 20th of October, 1999. Dated this ___ day of __________, 1999.



                                    --------------------------------
                                    Avram Glazer,
                                    President and CEO